Exhibit 99.1

Omega Protein Announces Third Quarter 2017 Financial Results

HOUSTON, TX – November 8, 2017 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils and specialty protein products, today reported financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

●	Revenues: $90.3 million, compared to $108.8 million in the same period a year ago
●	Gross profit margin: 15.3%, compared to 30.4% in the same period a year ago
●	Net income: $0.9 million, or $2.0 million on an adjusted basis, compared to $14.6 million, or $15.4 million on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.04, or $0.09 on an adjusted basis, compared to $0.64, or $0.68 on an adjusted basis, in the same period a year ago
●	Adjusted EBITDA: $9.7 million, compared to $29.4 million in the same period a year ago

Third Quarter 2017 Results

The Company’s revenues decreased 17% from $108.8 million in the same period last year to $90.3 million, due to a decrease of $19.8 million in animal nutrition revenues, partially offset by a $1.3 million increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to decreased sales volumes of 21% and 20% for the Company’s fish oil and fish meal, respectively, and decreased sales prices of 5% and 8% for the Company’s fish oil and fish meal, respectively. The decreases in fish oil and fish meal sales volumes were primarily due to decreased production as a result of lower fish catch and total yield, the decreased level of beginning inventory and the timing of contracts compared to the prior year period. Total sales volumes for the animal nutrition segment were approximately 43,900 tons in the third quarter of 2017. The decreases in fish oil and fish meal sales prices were primarily due to prevailing market conditions, including global supply and demand, at the time sales contracts were entered into. The increase in human nutrition revenues was primarily a result of increased specialty oil sales, most notably coconut oils. The composition of revenues by nutritional product line for the third quarter of 2017 was 46% fish meal, 18% fish oil and 36% human nutrition.

Third quarter of 2017 revenues decreased 4% from $93.9 million in the second quarter of 2017 to $90.3 million. This decrease was due to lower human nutrition revenues of $4.4 million, partially offset by a $0.8 million increase in animal nutrition revenues. The increase in animal nutrition revenues was due to a 50% increase in fish meal sales volumes and a product-mix driven 20% increase in fish oil sales prices, partially offset by a 51% decrease in fish oil sales volumes and 6% decrease in fish meal sales prices. The decrease in human nutrition revenues was primarily a result of decreased specialty oil and protein product sales.

The Company reported gross profit of $13.8 million, or 15.3% as a percentage of revenues, for the third quarter of 2017, versus $33.0 million, or 30.4% as a percentage of revenues, in the third quarter of 2016. The decrease in gross profit as a percentage of revenues was due to a decrease in the animal nutrition segment, partially offset by an increase in the human nutrition segment. Animal nutrition gross profit as a percentage of revenues decreased from 37.5% to 16.0%, due primarily to an increase in the cost per unit of sales, which included a $0.5 million cost of sales adjustment related to prior period sales of 2017 production, as a result of lower anticipated fish catch and production volumes for the 2017 fishing season, and decreases in sales prices. Human nutrition gross profit as a percentage of revenues increased from 12.6% to 14.1% primarily due to increased gross profit as a percentage of revenues for protein products.

Compared to the second quarter of 2017, the third quarter of 2017 gross profit decreased from $22.5 million to $13.8 million, and as a percentage of revenues, third quarter 2017 gross profit decreased from 24.0% to 15.3%. The decrease in gross profit as a percentage of revenues was due to decreases in the animal and human nutrition segments. Animal nutrition gross profit as a percentage of revenues decreased from 26.6% to 16.0%, due to a decrease in sales prices and an increase in the cost per unit of sales. Human nutrition gross profit as a percentage of revenues decreased from 19.8% to 14.1% primarily as a result of decreased gross profit as a percentage of revenues for protein products, which was driven in part by product mix, and specialty oils.

Selling, general and administrative expense (“SG&A”), including research and development expense (“SG&A”), for the third quarter of 2017 increased to $11.7 million compared to $10.0 million in the third quarter of 2016 and $10.3 million in the second quarter of 2017, primarily due to increased professional fees related to various legal matters and strategic reviews. In addition, in the third quarter of 2017 the Company incurred $1.4 million of professional fees related to the signing of the Merger Agreement with Cooke Inc., which are not included in SG&A.

The Company recorded a gain on foreign currency of $1.0 million and $0.2 million for the third quarters of 2017 and 2016, respectively, and a loss on foreign currency of $0.4 million for the second quarter of 2017 related to Bioriginal Food & Science.

Net income for the third quarter of 2017 was $0.9 million ($0.04 per diluted share) compared to $14.6 million ($0.64 per diluted share) in the same period last year and $7.4 million ($0.32 per diluted share) in the second quarter of 2017. Excluding adjustments for certain items, adjusted net income for the third quarter of 2017 was $2.0 million ($0.09 per diluted share), compared to $15.4 million ($0.68 per diluted share) in the same period last year and $7.6 million ($0.34 per diluted share) for the second quarter of 2017.

Adjusted EBITDA totaled $9.7 million for the third quarter of 2017, compared to $29.4 million for the same period last year and $18.5 million for the second quarter of 2017.

Nine Month 2017 Results

Revenues in the first nine months of 2017 decreased 16% to $257.8 million compared to $306.2 million for the nine months ended September 30, 2016. The decrease in revenues was due to a $54.4 million decrease in animal nutrition revenues partially offset by a $6.0 million increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to decreased sales volumes of 26% and 21% for the Company's fish oil and fish meal, respectively, and decreased sales prices of 6% and 4% for the Company's fish oil and fish meal. The decreases in fish oil and fish meal sales volumes were primarily due to decreased production as a result of lower fish catch and total yield, the decreased level of beginning inventory and the timing of contracts compared to the prior year period. The decreases in fish oil and fish meal sales prices were primarily due to prevailing market conditions such as global supply and demand at the time sales contracts were entered into. The increase in human nutrition revenues was primarily due to increases in sales of coconut and marine specialty oils.

The Company recorded gross profit of $56.5 million, or 21.9% as a percentage of revenues, for the first nine months of 2017, versus gross profit of $91.3 million, or 29.8% as a percentage of revenues, for the first nine months of 2016. The decrease in gross profit as a percentage of revenues was due to a decrease in the animal nutrition segment from 38.2% to 24.9%, partially offset by an increase in the human nutrition segment from 11.5% to 17.4%.

Net income for the nine months ended September 30, 2017 was $14.4 million ($0.63 per diluted share) compared to $28.6 million ($1.27 per diluted share) for the same period last year. Excluding adjustments for certain items, adjusted net income for the nine months ended September 30, 2017 would have been $15.6 million ($0.69 per diluted share) compared to $38.6 million ($1.71 per diluted share).

Adjusted EBITDA totaled $43.4 million for nine months ended September 30, 2017, compared to $78.5 million for the same period last year.

Balance Sheet

Cash decreased $16.4 million from $37.4 million on December 31, 2016 to $21.0 million on September 30, 2017. Total debt decreased $0.2 million from $1.1 million on December 31, 2016 to $0.9 million on September 30, 2017. Stockholders' equity increased $14.1 million to $350.8 million as of September 30, 2017 compared to $336.7 million as of December 31, 2016.

Fourth Quarter Animal Nutrition Outlook

The animal nutrition segment ended the third quarter of 2017 with approximately 65,000 tons of product in inventory. As of September 30, 2017, the Company has sold forward approximately 24,000 short tons of fish meal and 10,000 metric tons of fish oil with anticipated 2017 delivery, at prices generally at, or modestly below, levels realized during the third quarter of 2017. These forward contracts are expected to account for virtually all of animal nutrition segment’s sales in the fourth quarter of 2017. Total 2017 animal nutrition segment production is currently expected to be in or near the range of 135,000 to 140,000 tons.

Definitive Merger Agreement

On October 6, 2017, Omega Protein and Cooke Inc. (“Cooke”), a New Brunswick company and parent of Cooke Aquaculture Inc., announced that they have entered into a definitive agreement under which Cooke will acquire all outstanding shares of Omega Protein for $22.00 per share in cash. The transaction - which is expected to close near the end of 2017 or early in 2018 - is subject to the approval of Omega Protein stockholders, certain regulatory approvals and other customary closing conditions.

As previously announced, in view of the merger agreement with Cooke Inc. the Company will not be holding an earnings conference call.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates seven manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward-Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: Forward-looking statements in this press release are intended to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Omega Protein believes that forward-looking statements made by it are based on reasonable expectations; however, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Forward-looking statements involve statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include the words “estimate,” “project,” “anticipate,” “expect,” “predict,” “assume,” “believe,” “could,” “would,” “hope,” “may” or similar expressions. The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Omega Protein’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its acquisitions in the human nutrition segment; (7) the Company’s expectations regarding its human nutrition segment, its future prospects and the dietary supplement market or the human health and wellness segment generally; (8) increase in the price and shortage of key raw materials that could adversely affect the Company’s human nutrition business segment; (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions; (10) the impact of any resolution of a Department of Justice False Claims Act inquiry and two Securities and Exchange Commission subpoenas on the Company’s business, reputation, results of operations and financial condition; (11) the Company’s expectations regarding the suspension of its previously announced stock repurchase program and the duration of that suspension, on the ability of the Company to purchase shares of its common stock under that repurchase program, if it is resumed; (12) the Company’s expectations regarding the ASMFC’s 2017 harvest quota decision, including timing and allocations among ASMFC member states and user groups; (13) the ability or willingness of the Company to make further dividend payments under its previously announced quarterly dividend program, and the anticipated level of those payments; (14) the impact of the Company’s previous announcement of the Company’s review of strategic alternatives of its human nutrition segment, as well as any strategic transaction that may be pursued as a result of such review, including on its financial and operating results, or its employees, suppliers and customers, as well as the uncertainty associated with being able to identify, evaluate and complete any strategic alternative; (15) the impact of pending class action and derivative litigation on the Company’s business, reputation, results of operations and financial condition; and (16) the failure to close the acquisition of the Company by Cooke Inc.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Omega Protein’s SEC filings. Omega Protein’s filings may be obtained by contacting Omega Protein or the SEC or through Omega Protein’s web site at www.omegaprotein.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at http://www.sec.gov. Omega Protein undertakes no obligation to publicly update or revise any forward-looking statement.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except par value amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$20,988	$37,412
Receivables, net	47,888	38,796
Inventories, net	114,383	108,711
Prepaid expenses and other current assets	5,564	4,707
Total current assets	188,823	189,626
Property, plant and equipment, net	206,274	188,624
Goodwill	26,900	26,347
Other intangible assets, net	16,263	17,504
Other assets, net	4,221	5,764
Total assets	$442,481	$427,865

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$936	$1,097
Accounts payable	12,567	17,099
Accrued liabilities	36,693	37,928
Total current liabilities	50,196	56,124
Deferred tax liability, net	33,216	25,678
Pension liabilities, net	5,406	5,659
Other long-term liabilities	2,821	3,717
Total liabilities	91,639	91,178

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 22,652,670 and 22,579,626 shares issued and 22,464,028 and 22,411,695 shares outstanding at September 30, 2017 and December 31, 2016, respectively	225	223
Capital in excess of par value	157,450	155,761
Retained earnings	203,140	192,150
Treasury stock, at cost – 188,642 and 167,931 shares at September 30, 2017 and December 31, 2016, respectively	(3,390)	(2,894)
Accumulated other comprehensive loss	(6,583)	(8,553)
Total stockholders’ equity	350,842	336,687
Total liabilities and stockholders’ equity	$442,481	$427,865

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$90,285	$108,753	$257,777	$306,246
Cost of sales	76,491	75,706	201,284	214,982
Gross profit	13,794	33,047	56,493	91,264

Selling, general, and administrative expense	11,262	9,435	31,294	29,474
Research and development expense	393	605	1,422	1,954
Impairment of goodwill and other intangible assets	—	—	—	11,614
Merger related expenses	1,420	—	1,420	—
Loss related to plant closures	—	663	—	2,328
Charges related to U.S. Attorney investigation	—	358	—	358
Loss (gain) on disposal of assets	28	(17)	(182)	(83)
Operating income	691	22,003	22,539	45,619
Interest expense	(49)	(108)	(202)	(387)
Gain (loss) on foreign currency	998	159	(243)	(1,199)
Other income (expense), net	(9)	(221)	(145)	(184)
Income before income taxes	1,631	21,833	21,949	43,849

Provision for income taxes	713	7,280	7,593	15,253
Net income	918	14,553	14,356	28,596

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax (expense) benefit of ($355), $31, ($995) and ($553), respectively	659	(58)	1,847	1,027
Energy swap adjustment, net of tax benefit (expense) of ($465), ($285), $257 and ($1,212), respectively	864	530	(477)	2,251
Pension benefits adjustment, net of tax expense of $108, $119, $323 and $358, respectively	200	221	600	665
Comprehensive income	$2,641	$15,246	$16,326	$32,539

Basic earnings per share	$0.04	$0.65	$0.64	$1.28

Weighted average common shares outstanding	22,209	21,935	22,164	21,894

Diluted earnings per share	$0.04	$0.64	$0.63	$1.27

Weighted average common shares and potential common share equivalents outstanding	22,449	22,232	22,438	22,194

Dividends declared per common share outstanding	$0.05	$—	$0.15	$—

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$14,356	$28,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,532	19,149
Loss related to plant closures	—	2,131
Loss (gain) on disposal of assets	(182)	(83)
Impairment of goodwill and other intangible assets	—	11,614
Provisions for losses on receivables	7	29
Share based compensation	2,094	3,181
Deferred income taxes	7,712	(624)
Unrealized loss (gain) on foreign currency fluctuations, net	243	1,199
Changes in assets and liabilities:
Receivables	(8,520)	(6,681)
Inventories	(5,140)	7,675
Prepaid expenses and other current assets	(1,628)	(85)
Other assets	194	(2,546)
Accounts payable	(4,616)	(4,680)
Accrued liabilities	(677)	19,770
Pension liability, net	347	323
Other long term liabilities	177	(1,853)
Net cash provided by operating activities	23,899	77,115
Cash flows from investing activities:
Capital expenditures	(37,130)	(26,383)
Proceeds from disposition of assets	834	107
Net cash used in investing activities	(36,296)	(26,276)
Cash flows from financing activities:
Dividends paid	(3,366)	—
Principal payments of long-term debt	(280)	(25,485)
Proceeds from long-term debt	—	6,376
Treasury stock repurchase	(496)	(367)
Proceeds from equity compensation transactions	79	1,342
Excess tax benefit of equity compensation transactions	—	865
Net cash used in financing activities	(4,063)	(17,269)
Net (decrease) increase in cash and cash equivalents	(16,460)	33,570
Translation effect on cash	36	4
Cash and cash equivalents at beginning of year	37,412	661
Cash and cash equivalents at end of period	$20,988	$34,235

The tables below present information about reported segments for three months ended September 30, 2017 and 2016 (in thousands):

2017	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$57,931	$32,354	$—	$90,285
Cost of sales	48,687	27,804	—	76,491
Gross profit	9,244	4,550	—	13,794
Selling, general and administrative expenses (including research and development)	539	4,266	6,850	11,655
Merger related expenses	—	—	1,420	1,420
Loss (gain) on disposal of assets	28	—	—	28
Operating income (loss)	$8,677	$284	$(8,270)	$691
Depreciation and amortization	$5,001	$1,270	$233	$6,504
Identifiable assets	$279,282	$135,669	$27,530	$442,481
Capital expenditures	$9,730	$—	$—	$9,730

2016	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$77,658	$31,095	$—	$108,753
Cost of sales	48,532	27,174	—	75,706
Gross profit	29,126	3,921	—	33,047
Selling, general and administrative expenses (including research and development)	559	3,719	5,762	10,040
Loss (gain) related to plant closures	—	663	—	663
Charges related to U.S. Attorney investigation	358	—	—	358
Loss (gain) on disposal of assets	(17)	—	—	(17)
Operating income (loss)	$28,226	$(461)	$(5,762)	$22,003
Depreciation and amortization	$4,978	$1,383	$189	$6,550
Identifiable assets	$257,009	$139,709	$38,435	$435,153
Capital expenditures	$6,798	$95	$1,218	$8,111

(1) Excludes revenue from internal customers of $0.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

(2) Excludes revenue from internal customers of $0.2 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the nine months ended September 30, 2017 and 2016 (in thousands):

2017	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$155,019	$102,758	$—	$257,777
Cost of sales	116,429	84,855	—	201,284
Gross profit	38,590	17,903	—	56,493
Selling, general and administrative expenses (including research and development)	1,662	11,948	19,106	32,716
Merger related expenses	—	—	1,420	1,420
Loss (gain) on disposal of assets	(193)	11	—	(182)
Operating income (loss)	$37,121	$5,944	$(20,526)	$22,539
Depreciation and amortization	$15,030	$3,798	$704	$19,532
Identifiable assets	$279,282	$135,669	$27,530	$442,481
Capital expenditures	$36,999	$109	$22	$37,130

2016	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (4)	$209,455	$96,791	$—	$306,246
Cost of sales	129,355	85,627	—	214,982
Gross profit	80,100	11,164	—	91,264
Selling, general and administrative expenses (including research and development)	1,707	12,328	17,393	31,428
Impairment of goodwill and other intangible assets	—	11,614	—	11,614
Loss (gain) related to plant closures	(313)	2,641	—	2,328
Charges related to U.S. Attorney investigation	358	—	—	358
Loss (gain) on disposal of assets	(83)	—	—	(83)
Operating income (loss)	$78,431	$(15,419)	$(17,393)	$45,619
Depreciation and amortization	$14,388	$4,190	$571	$19,149
Identifiable assets	$257,009	$139,709	$38,435	$435,153
Capital expenditures	$22,702	$1,599	$2,082	$26,383

(3) Excludes revenue from internal customers of $1.6 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

(4) Excludes revenue from internal customers of $0.6 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Net Income to Adjusted EBITDA Reconciliation

The following table (in thousands) provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 and the nine months ended September 30, 2017 and 2016:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net Income	$918	$7,358	$14,553
Reconciling items:
Interest expense	(9)	15	43
Income tax provision	713	4,177	7,280
Depreciation and amortization (1)	6,504	6,499	6,550
Merger related expenses (1)	1,420	—	—
Loss related to plant closures (1)	—	—	663
Charges related to U.S. Attorney investigation (3)	—	—	358
Acquisition post-closing consideration (2)	152	228	(44)
Loss (gain) on disposal of assets (1)	28	175	(17)
Adjusted EBITDA	$9,726	$18,452	$29,386

	Nine Months Ended
	September 30, 2017	September 30, 2016
Net Income	$14,356	$28,596
Reconciling items:
Interest expense	28	204
Income tax provision	7,593	15,253
Depreciation and amortization (1)	19,532	19,149
Impairment of goodwill and other intangible assets (2)	—	11,614
Merger related expenses (1)	1,420	—
Loss related to plant closures (1)	—	2,328
Charges related to U.S. Attorney investigation (3)	—	358
Acquisition post-closing consideration (2)	608	1,058
Loss (gain) on disposal of assets (1)	(182)	(83)
Adjusted EBITDA	$43,355	$78,477

(1) See segment disclosures for allocation among segments.

(2) Relates to human nutrition segment.

(3) Relates to animal nutrition segment.

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, impairment of goodwill and other intangible assets, merger related expenses, loss related to plant closures, charges related to U.S. Attorney investigation, acquisition post-closing consideration and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's performance of its ongoing operations. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance of its ongoing operations on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Net Income to Adjusted Net Income and Diluted Earnings Per Share Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 and the nine months ended September 30, 2017 and 2016:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net Income	$918	$7,358	$14,553
Reconciling items:
Income tax provision prior to adjustments	713	4,177	7,280
Merger related expenses	1,420	—	—
Loss related to plant closures	—	—	663
Charges related to U.S. Attorney investigation	—	—	358
Acquisition post-closing consideration	152	228	(44)
Loss (gain) on disposal of assets	28	175	(17)
Adjusted income before income taxes	3,231	11,938	22,793
Provision for income taxes after adjustments	1,267	4,309	7,399
Adjusted net income	$1,964	$7,629	$15,394
Diluted earnings per share	$0.04	$0.32	$0.64
Adjusted diluted earnings per share	$0.09	$0.34	$0.68

	Nine Months Ended
	September 30, 2017	September 30, 2016
Net Income	$14,356	$28,596
Reconciling items:
Income tax provision prior to adjustments	7,593	15,253
Impairment of goodwill and other intangible assets	—	11,614
Merger related expenses	1,420	—
Loss related to plant closures	—	2,328
Charges related to U.S. Attorney investigation	—	358
Acquisition post-closing consideration	608	1,058
Loss (gain) on disposal of assets	(182)	(83)
Adjusted income before income taxes	23,795	59,124
Provision for income taxes after adjustments	8,230	20,557
Adjusted net income	$15,565	$38,567
Diluted earnings per share	$0.63	$1.27
Adjusted diluted earnings per share	$0.69	$1.71

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without impairment of goodwill and other intangible assets, merger related expenses, loss related to plant closures, charges related to U.S. Attorney investigation, acquisition post-closing consideration and loss (gain) on disposal of assets. Income tax expense associated with these items is adjusted on a year-to-date basis, as applicable. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s performance of its ongoing operations. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance of its ongoing operations on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share have been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.

Human Nutrition Segment Financial Information Reconciliation

The following table (in thousands) provides a breakdown of the total Human Nutrition Segment revenue, cost of sales and gross profit among concentrated menhaden oil products, dairy protein products and other products for the three and nine months ended September 30, 2017:

Three Months Ended September 30, 2017	Total Human Nutrition Segment	Concentrated Menhaden Oil Products	Segment Less Concentrated Menhaden Oil Products	Dairy Protein Products		Other Products from Human Nutrition Segment
Revenue	$32,354	$80	$32,274	$4,003		$28,271
Cost of sales	27,804	69	27,735	4,075		23,660
Gross profit (loss)	$4,550	$11	$4,539	$(72)		$4,611
Gross profit (loss) margin	14.1%	13.8%	14.1%	(1.8%	)	16.3%

Nine Months Ended September 30, 2017	Total Human Nutrition Segment	Concentrated Menhaden Oil Products	Segment Less Concentrated Menhaden Oil Products	Dairy Protein Products	Other Products from Human Nutrition Segment
Revenue	$102,758	$923	$101,835	$14,110	$87,725
Cost of sales	84,855	727	84,128	12,572	71,556
Gross profit	$17,903	$196	$17,707	$1,538	$16,169
Gross profit margin	17.4%	21.2%	17.4%	10.9%	18.4%

The Company has provided a breakdown of total Human Nutrition Segment revenue, cost of sales and gross profit among concentrated menhaden oil products, dairy protein products and other human nutrition products because it believes such a breakdown will provide investors with additional useful detail on the performance of the Human Nutrition Segment.